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                                               EXHIBIT 10(v)
July 27, 1999

Mr. Willy L. Verbrugghe
144 Knoll Drive
Collegeville, PA 19426

Dear Willy:

I am pleased to offer you the position as President of the Industrial & Commercial Motion Control Group and Corporate Vice President of Kollmorgen Corporation, with a home base in Waltham, MA, reporting to me, at a monthly salary of $22,916.67. In addition to your base salary, Kollmorgen will provide you with a monthly car allowance of $1,000, grant you an option for 70,000 shares as of your date of hire, and make you a participant in the annual bonus plan for Kollmorgen executives beginning in the year 2000 with a target bonus equal to 40% of your base salary.

In lieu of an annual bonus for 1999, Kollmorgen will pay you the sum of $75,000, one half payable in a lump sum within thirty days of your date of hire, the remainder to be paid in January 2000. Should Kollmorgen terminate your employment for any reason, other than for cause or following a change in control, you will receive your annual base salary in a lump sum as a severance payment. Kollmorgen will execute a separate retention agreement with you regarding employment following a change in control (double trigger with a 2.5 times payout).

Kollmorgen will provide you with relocation assistance as follows:
    1. Closing cost for your current home (including reasonable realtor fees),
    2. Closing costs for the purchase of a new home (including a maximum of 2 points on a new mortgage),
    3. Moving costs for household goods,
    4. Temporary living expenses not to exceed $200 per day, and
    5. Gross up of the additional tax liability.
The total relocation assistance provided by Kollmorgen will not exceed $75,000.

As a regular, full time, at will Kollmorgen employee, you will be eligible for benefits, a summary of which follows:

1. Medical - You will be eligible for medical coverage effective the first of the month following your date of hire. Employees currently pay 20% of the premium cost through pre-tax payroll deductions.

2. Dental - You will be eligible for dental coverage effective the first of the month following your date of hire. Employees currently pay 20% of the premium cost through pre-tax payroll deductions.
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Mr. Willy L. Verbrugghe
July 27, 1999
Page 2


3. Flexible Spending Accounts - You may elect to contribute on a pre-tax basis to either or both the medical and dependent care flexible spending accounts.

4. Life Insurance - Kollmorgen provides twice your annual salary in life insurance at no cost to you. You have the option of purchasing through payroll deduction an additional one or two times your annual salary in life insurance. Guaranteed issue is capped at $500,000.

5. Long Term Disability - This coverage is available to you at cost through payroll deductions effective the first of the month following your date of hire.

6. Pension Plan - You are automatically enrolled in the pension plan after one year of service. No contributions are required of employees to participate.

7. 401(k) Plan - You are eligible to participate in the plan immediately upon starting. Kollmorgen currently matches pre-tax contributions at the rate of $0.50 on the dollar, capping its contribution when you put in 4% of your base salary. You will be vested in the company matching contributions following one year of service.

8. Holidays - There are eleven paid holidays during the year. A number of holidays are clustered around the December holidays such that the office is normally closed between Christmas and New Year's. In 1998, you will be eligible for two additional holidays to be scheduled at your choosing.

9. Vacation - You will be immediately eligible for three weeks of vacation per year. Vacation accrual will otherwise follow the standard vacation policy.

10. Educational Assistance - You will be eligible for this plan following three months of service. Courses must be approved in advance by your supervisor. Tuition, fees, and books are eligible for reimbursement with a passing grade.

If you should have any questions concerning this offer, please don't hesitate to contact me. I would be pleased to provide you with whatever additional detail you may require.
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Mr. Willy L. Verbrugghe
July 27, 1999
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We are pleased to extend this offer to you and await your response. Upon acceptance of this offer, kindly return a signed copy to my attention.

Sincerely,                            Agreed and accepted:


Gideon Argov                          ---------------------------
President, Chief Executive Officer
& Chairman